Exhibit 99.1

CRH Medical Corporation Announces Majority Purchase of Florida Panhandle Anesthesia Associates

VANCOUVER, Dec. 17, 2019 /CNW/ - CRH Medical Corporation ("CRH" or the "Company") (TSX: CRH) (NYSE MKT: CRHM), announces that it has completed an accretive transaction whereby the Company has acquired a 51% ownership interest in Florida Panhandle Anesthesia Associates, LLC, ("Florida Panhandle"), a gastroenterology anesthesia practice located in Florida.

Florida Panhandle is the company's sixth acquisition in the state of Florida and provides anesthesia services to a single GI ambulatory surgery center. The transaction was financed through a combination of CRH's credit facility and cash on hand.

Florida Panhandle Transaction Highlights:

  Estimated annual revenue of US $2.0M
  EBITDA and cash flow accretive

"We are pleased to announce our latest acquisition in Florida," commented Dr. Tushar Ramani, CEO of CRH. "Florida Panhandle increases our footprint in Florida to six anesthesia groups and represents CRH's 25th anesthesia acquisition."

"The acquisition of Florida Panhandle was the result of a referral from one of our existing anesthesia partners," noted Jay Kreger, President of CRH Anesthesia. "With a burgeoning acquisition pipeline, we expect our transaction momentum to continue in 2020."

About CRH Medical Corporation:

CRH Medical Corporation is a North American company focused on providing gastroenterologists throughout the United States with innovative services and products for the treatment of gastrointestinal diseases. In 2014, CRH became a full-service gastroenterology anesthesia company that provides anesthesia services for patients undergoing endoscopic procedures in ambulatory surgical centers. To date, CRH has completed 25 anesthesia acquisitions. CRH now serves 58 ambulatory surgical centers in 11 states and performs approximately 374,000 procedures annually. In addition, CRH owns the CRH O'Regan System, a single-use, disposable, hemorrhoid banding technology that is safe and highly effective in treating all grades of hemorrhoids. CRH distributes the O'Regan System, treatment protocols, operational and marketing expertise as a complete, turnkey package directly to gastroenterology practices, creating meaningful relationships with the gastroenterologists it serves. CRH's O'Regan System is currently used in all 48 lower US states.

View original content:http://www.prnewswire.com/news-releases/crh-medical-corporation-announces-majority-purchase-of-florida-panhandle-anesthesia-associates-300976063.html

SOURCE CRH Medical Corporation

View original content: http://www.newswire.ca/en/releases/archive/December2019/17/c4610.html

%CIK: 0001461119

For further information: Constantine Davides, CFA, 339-970-2846, constantine.davides@westwicke.com, http://investors.crhsystem.com/

CO: CRH Medical Corporation

CNW 08:30e 17-DEC-19